September 5, 2012	Contact:	Taylor Carpenter Reven Housing REIT, Inc. 7911 Hershel Ave., #201 La Jolla, CA 92037 (858) 459-4000

Reven Housing REIT Announces $25 Million
Private Offering of Common Stock

La Jolla, California – Reven Housing REIT, Inc. ("Reven" or the "Company") (OTCQB: RVEN) announced today that, subject to market conditions, it intends to offer up to $25 million of shares of its common stock in a private placement to eligible purchasers at the purchase price of $1.00 per share.  Reven intends to use the net proceeds of this offering to acquire real estate investments and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The common stock will only be offered and sold to “accredited investors” as defined in Rule 501(a) under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the common stock or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the common stock or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions.  Forward-looking statements may be identified by use of words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” or “potential” or similar words or phrases which are predictions of or indicate future events or trends.  Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including the Company’s lack of (i) any real estate investment properties to date, (ii) any  agreements or understandings concerning the Company’s  acquisition of real estate investment  properties and (iii) the capital required to acquire any such properties.  Any of these statements could prove to be inaccurate and actual events or investments and results of operations could differ materially from those expressed or implied, including the ability of the Company to consummate the proposed private placement based on the proposed terms or at all.  To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments, may be significantly and negatively impacted.  You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes.  Please refer to Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 9, 2012, and subsequently filed SEC reports, for further information.